EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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GrowCo Signs Lease for Additional Tenant to Begin Growing in Pueblo

DENVER, Colorado – February 1, 2017 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) announced today that its subsidiary GrowCo, Inc. (“GrowCo”) through GrowCo Partners 1, LLC (“GCP1”) has leased space to a second tenant to grow marijuana in GrowCo’s greenhouses located in Pueblo County, Colorado.  With this lease, our first greenhouse is now fully leased with revenue accruing.

GrowCo began leasing to its first tenant on December 1, 2016.  GrowCo constructs and leases state of the art, computer controlled, greenhouses that enables licensed marijuana growers with the ability to grow a higher quality more natural product at lower costs than can be produced in the artificial growing environment created in converted warehouses.

Two Rivers founded GrowCo in 2014 and is a 50% owner of the greenhouses constructed and leased to licensed marijuana growers.  GrowCo expects to expand its operations to other states over the next several months and years and provide licensed marijuana growers in other states with the advantages of being able to grow in their greenhouses.

About Two Rivers

Two Rivers assembles its water assets by acquiring senior water rights including direct flow and water storage rights. In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not currently used.  Two Rivers’ long term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where our water assets are located.

About GrowCo

GrowCo was formed for constructing state-of-the-art computer-controlled greenhouses for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure for licensed marijuana tenants.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers or GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and Two Rivers and GrowCo assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

Two Rivers Water & Farming Company
(303) 222-1000
mailto: info@2riverswater.com